Exhibit 99.1

(206) 388-5785 www.stockvalues.com
	CONTACT:	Charles F. Willis
Chief Executive Officer
(415) 275-5100

NEWS RELEASE

Brad Forsyth To Join Willis Lease Finance as Chief Financial Officer

SAUSALITO, CA – December 7, 2006 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced Brad Forsyth will be named its Chief Financial Officer, following the resignation of Robert M. Warwick, which will be effective January 31, 2007. Mr. Forsyth will join the company on January 1, 2007.

“Brad Forsyth brings a strong finance background and solid experience in the aerospace, and more specifically the aircraft engine industry to our growing company. Having worked with him for many years at Standard Aero, I am delighted to welcome him to our management team,” said Lee Beaumont, Executive Vice President and Chief Operating Officer.

“Bob has decided to leave the Company for personal reasons. We appreciate his hard work and dedication over the past eighteen months, which have been exceptionally demanding on our finance group. We wish him well in the future,” said Charles F. Willis, President and Chief Executive Officer.

Since 1994, Forsyth has been employed in positions of increasing responsibility with Standard Aero and currently serves as Vice President of Finance, providing financial management support to nine business units with $800 million in annual sales. Formerly, he was with Price Waterhouse (now Pricewaterhouse Coopers) practicing in their audit and tax departments. He is a Chartered Accountant and graduated with honors from the University of Manitoba with a Bachelors of Commerce degree.

Willis Lease Finance Corporation leases spare commercial aircraft engines, parts, and aircraft to commercial airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Note: Transmitted on Business Wire on December 7, 2006 at 12:10 p.m. PST.